FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Second Quarter 2022 Financial Results

PITTSBURGH, July 28, 2022 – The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for the second quarter and six months ended June 30, 2022. FHLBank recorded net income of $37.5 million for the second quarter, and the Board of Directors declared dividends of 6.25% annualized on activity stock and 2.25% annualized on membership stock. Dividends are payable to stockholders on July 29, 2022.

“Member advance demand, which gained momentum last quarter, has strengthened” said Winthrop Watson, President and Chief Executive Officer. “Our performance reflects the relevance of the liquidity that we provide to our members in support of housing finance and community lending.”

Highlights for second quarter of 2022 include:
▪Net income of $37.5 million
▪Net interest income of $67.0 million
▪Advances at $35.2 billion
▪Mortgage loans held for portfolio, net at $4.7 billion
▪Letters of credit at $19.7 billion
▪Retained earnings at $1.4 billion

Operating Results

FHLBank’s net income totaled $37.5 million for the second quarter of 2022, compared to $11.7 million for the second quarter of 2021. Second quarter 2022 performance allowed FHLBank to set aside $4.2 million for affordable housing programs. The $25.8 million increase in net income was driven primarily by the following:

▪Net interest income was $67.0 million for the second quarter of 2022, an increase of $28.1 million from $38.9 million during the same prior-year period.
–Interest income was $182.6 million for second quarter of 2022, compared to $98.9 million in the same prior-year period. This increase was the result of higher average advance balances and higher yields driven by higher short-term interest rates.
–Interest expense was $115.6 million for the second quarter of 2022, compared to $60.0 million in the same prior-year period. This increase was the result of higher average consolidated obligations and higher short-term interest rates.
▪Other noninterest income was $0.5 million for the second quarter of 2022 compared to a loss of $3.0 million in the same prior-year period. This $3.5 million increase was due primarily to valuation changes in FHLBank's derivative and trading security portfolios as a result of market volatility.

▪Other expense was $24.6 million for the second quarter of 2022 compared to $23.1 million in the same period in prior-year, an increase of $1.5 million. FHLBank made a $2.0 million voluntary contribution to its defined benefit pension plan in the second quarter of 2022 and no such contribution was made in the second quarter of 2021.
FHLBank’s net income totaled $56.2 million for the six months ended June 30, 2022, compared to $49.8 million for the same prior-year period. The $6.4 million increase was driven primarily by the following:
▪Net interest income was $111.1 million for the six months ended June 30, 2022, an increase of $14.2 million from $96.9 million in the same prior-year period.
–Interest income was $277.0 million for the six months ended June 30, 2022, compared with $223.5 million for the same prior-year period. This increase was the result of higher average advance balances, and higher yields driven by higher short-term interest rates.
–Interest expense was $165.9 million for the six months ended June 30, 2022, compared with $126.6 million in the same prior-year period. This increase was the result of higher rates paid, driven by higher short-term interest rates.
▪Interest income also included net prepayment fees on advances of $1.9 million for the six months ended June 30, 2022, compared to $8.8 million for the same prior-year period.
▪Other non-interest income was $0.5 million for the six months ended June 30, 2022, compared with $6.4 million in the same prior-year period. This $5.9 million decrease was due primarily to higher net losses on derivatives and trading securities in 2022. Movements in the interest rates in 2022 have led to volatility in the mark to market portfolio.
▪Other expense was $46.9 million for the six months ended June 30, 2022, compared with $49.1 million for the same prior-year period, a decrease of $2.2 million. The decrease is driven by market value changes of deferred compensation agreements and lower FHFA/OF assessments.

Balance Sheet Highlights

At June 30, 2022, total assets were $62.0 billion, compared with $37.7 billion at Dec. 31, 2021. The increase was primarily due to an increase in advances, which totaled $35.2 billion at June 30, 2022, compared to $14.1 billion at year-end 2021. Although advance levels increased driven by member demand, it is not uncommon for the FHLBank to experience variances in the overall advance portfolio driven primarily by changes in member needs.

Total capital at June 30, 2022, was $3.5 billion, compared to $2.7 billion at Dec. 31, 2021. Retained earnings at June 30, 2022, was $1.4 billion, relatively unchanged from year-end 2021. Retained earnings at June 30, 2022, included $464.9 million of restricted retained earnings, an increase of $7.5 million from year-end 2021. At June 30, 2022, FHLBank had total regulatory capital of $3.5 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 6.25% and a dividend on subclass B1 (membership) stock equal to an annual yield of 2.25%. These dividends will be calculated on stockholders’ average balances during the period April 1, 2022, to June 30, 2022, and credited to stockholders’ accounts on July 29, 2022.

The dividend rates demonstrate that FHLBank continues to return value to its member shareholders. Looking forward, market and business conditions can impact the FHLBank's overall performance, as well as the levels of future dividends. These conditions include projected increases to short-term interest rates, which could favorably impact dividends.

Detailed financial information regarding second quarter 2022 results will be available in FHLBank's Quarterly Report on Form 10-Q, which FHLBank anticipates filing no later than Aug. 11, 2022.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to, the discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank’s LIBOR-based financial products, investments and contracts; the occurrence of man-made or natural disasters, endemics, global pandemics, conflicts or terrorist attacks, or other geopolitical events; political, legislative, regulatory, litigation, or judicial events or actions, including those relating to environmental, social, and governance matters; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligation for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update, revise or correct any forward-looking statement for any reason.

“Mortgage Partnership Finance” is a registered trademark of the Federal Home Loan Bank of Chicago.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	June 30, 2022	December 31, 2021
ASSETS:
Cash and due from banks	$371.5	$428.2
Investments	21,324.0	18,097.9
Advances	35,243.9	14,124.4
Mortgage loans held for portfolio, net	4,658.3	4,676.2
All other assets	451.1	324.6
Total assets	$62,048.8	$37,651.3

LIABILITIES:
Consolidated obligations	$57,531.5	$33,599.3
All other liabilities	1,019.3	1,316.3
Total liabilities	58,550.8	34,915.6

CAPITAL:
Capital stock	$2,063.0	$1,227.1
Retained earnings	1,430.0	1,398.4
Accumulated other comprehensive income	5.0	110.2
Total capital	3,498.0	2,735.7
Total liabilities and capital	$62,048.8	$37,651.3

	For the three months ended June 30,		For the six months ended June 30,
Condensed Statement of Income	2022	2021	2022	2021
Total interest income	$182.6	$98.9	$277.0	$223.5
Total interest expense	115.6	60.0	165.9	126.6
Net interest income	67.0	38.9	111.1	96.9

Provision (reversal) for credit losses	1.2	(0.3)	2.2	(1.4)
Gains (losses) on investments	(6.4)	(1.8)	(19.9)	(12.7)
Gains (losses) on derivatives and hedging	1.2	(8.0)	8.7	5.7
All other income	5.7	6.8	11.7	13.4
All other expense	24.6	23.1	46.9	49.1
Income before assessments	41.7	13.1	62.5	55.6

AHP assessment	4.2	1.4	6.3	5.8
Net income	$37.5	$11.7	$56.2	$49.8

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